         IMPORTANT SHAREHOLDER INFORMATION

Vote Today!

November 13, 2023

Dear Fellow Shareholder:

Thank you for being an investor in the Madison Funds. A special meeting of shareholders is scheduled for November 30, 2023. We need your proxy vote as soon as possible to allow us to proceed with important business of the Funds.

Shareholders are being asked to vote on two proposals, to approve a new investment advisory agreement and appoint a new interested trustee to the Board of Trustees, which are described in the Proxy Statement sent to you in early October. The Independent Trustees of the Board of Trustees believe the proposals are in the best interest of the Funds and its shareholders, and unanimously recommend that you vote “FOR” the proposals.

Please help us by casting your proxy vote today.
For more information on the proposals, please refer to the proxy statement. For questions or assistance with voting, please call 1-866-963-5820 to speak to a Proxy Specialist.

We very much appreciate your attention to this matter.

Sincerely,

/s/ Steven P. Riege            /s/ Scott Craven Jones            /s/ Richard E. Struthers
Steven P. Riege                Scott Craven Jones            Richard E. Struthers
Lead Independent Trustee            Independent Trustee            Independent Trustee

There are three convenient methods to cast your important proxy vote:

1.Call one of our Proxy Specialists at 1-866-963-5820.
2.Vote online. Using the website and control number referenced on the enclosed ballot or voting instruction form.
3.Vote by mail: Using the enclosed ballot or voting instruction form and return postage-paid envelope.

We would be very grateful if you would use one of the three voting methods listed above to ensure that your vote is recorded before November 30th.
The proxy materials previously sent to you contain important information, please read them carefully. A copy of the proxy statement is available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting www.madisonfunds.com/proxy or by calling a Proxy Specialist toll-free at 1-866-963-5820, available Monday through Friday from 9 a.m. – 11 p.m. ET and Saturday from noon – 6 p.m. ET.